Exhibit 99.1

Axion International To Amend its SEC Filings

NEW PROVIDENCE, N.J. – August 15, 2012 – On August 15, 2012, Axion International Holdings, Inc. (OTCBB: AXIH), a leading producer of industrial building products and railroad ties made from 100% recycled plastic, filed its Form 8-K with the SEC concerning the restatement of the Company’s financial statements for the interim periods ended March 31, June 30, and September 30, 2011, for the fiscal year ended December 31, 2011, and for the interim period ended March 31, 2012.

It came to the Company’s attention that notwithstanding its prior audit and reviews, upon further analysis, the Company failed to properly account for certain changes to the terms of its 10% Convertible Debentures which were offered to the holders of such debentures in consideration for the holders’ agreement to extend the maturity date and eliminate the debentures’ prohibition on paying dividends or distributions on any of the Company’s equity securities. The Company repaid the debentures on June 29, 2012.

According to Steven L. Silverman, Axion’s CEO and president, “We, at Axion, find the need to restate our financial statements frustrating and disappointing. Small companies, such as Axion, are often required to negotiate amendments with their investors in connection with the securities they hold. Although these amendments are simple in concept, we are learning that they sometimes create complex financial instruments for which sophisticated analysis is required under GAAP since these changes can result in adjustments to the company’s financial statements. The frustrating aspect is that these adjustments have no impact on our cash position or our operations and require us to divert our attention away from our business. As we mature as a company and begin to expand our resources, we hope that we avoid the need to restate our financial statements in the future, especially as we continue to expand our business and improve our performance.”

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s “green” proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion’s up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion’s patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website:

www.axionintl.com

Forward-Looking Statements

This release contains “forward-looking statements” for purposes of the Securities and Exchange Commission's “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

Financial Communications Contacts:

PR Financial Marketing LLC

Jim Blackman

713-256-0369

jim@prfmonline.com